TRANSFER AGREEMENT

This Transfer Agreement (this "**Agreement**"), is entered into as of December 31, 2009, between Golfers Incorporated, a Nevada corporation (the "**Company**"), TGA Media, LLC, a Colorado limited liability company ("**TGA**") and the persons executing this Agreement listed on the signature page hereto (referred to collectively as the "**Members**", and each individually as a "**Member**").

WITNESSETH:

WHEREAS, TGA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio with ownership and control vested in 2 Members holding an aggregate of 100% of the membership interests (the "**Membership Interests**") of TGA;

WHEREAS, TGA does not have any options or warrants issued and outstanding;

WHEREAS, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with authorized capital stock consisting of 50,000,000 shares of common stock, $.001 par value per share (the "**Common Stock**") and 25,000,000 shares of "blank check" preferred stock, $.001 par value per share;

WHEREAS, the Company has no options or warrants issued and outstanding;

WHEREAS, the members representing a majority of the Membership Interests of TGA have approved the transfer by each of the Members of up to 100% of their Membership Interests to the Company solely in exchange for Common Stock in the Company;

WHEREAS, the Board of Directors of the Company has authorized and approved the transfer and issuance of the Common Stock, and has approved the terms of this Agreement and directed that it be executed by the undersigned officer;

WHEREAS, each Member has consulted with its own tax advisor regarding the federal and state and local tax effects of the transfer and other transactions contemplated herein to such Member.

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Transfer of Membership Interests. Each Member who signs below hereby transfers to the Company, and the Company hereby accepts from such Members, 100% of such Members' Membership Interests in TGA as more particularly set

forth opposite such Members' names on **Exhibit A**, attached hereto, wholly in exchange for Common Stock of the Company.

2. Issuance of Common Stock. In consideration of each Member's transfer of Membership Interests to the Company, the Company shall issue to the Members an aggregate of 5,000,000 shares of Common Stock of the Company in exchange for 100% of the Membership Interests, *provided however*, that WG Chase, LLC hereby acknowledges that in contemplation of this Agreement the Company has issued an aggregate of 4,500,000 shares of Common Stock of the Company on behalf of WG Chase, LLC to the members of WG Chase, LLC, in the amounts listed opposite each of their names as more particularly set forth on **Exhibit A**, attached hereto.

3. Rescission Rights. If within thirty (30) days prior to June 30, 2010 (the "**Rescission Date**"), the Company has not raised at least $150,000 (the "**Funding**") in an offering of its Common Stock, either the Company or any Member may provide all of the other Parties with at least fifteen (15) days prior written notice of the notifying Party's intent to rescind this Agreement *ab initio*, and, *provided that* the Funding is not achieved within thirty (30) days after the Rescission Date and the notifying Party has provided prior written notice in accordance with this Section 3, this Agreement shall be so rescinded with respect to the notifying Party. For example, if the Funding is not achieved as provided in this Section 3 on May 31, 2010, either the Company or any Member may provide all of the other Parties with written notice during the period beginning on May 31, 2010 and ending on June 15, 2010 of such Party's intent to rescind this Agreement as provided in this Section 3. If after providing such notice, the Funding is not achieved on or before July 30, 2010, then this Agreement shall be treated as rescinded with respect to the notifying Party *ab initio* as of the Rescission Date.

4. Warranties and Representations.

   (a) *Members and the Company.* Each of the Members and the Company represents and warrants to the other that (i) it has all requisite power and authority to execute and deliver this Agreement and any other instruments and documents to be executed and delivered to effectuate the transactions contemplated by this Agreement; (ii) its execution and delivery of this Agreement and the performance of its obligations hereunder have been authorized by all necessary corporate action and do not violate any laws, regulations or orders by which it is bound; and (iii) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with the terms hereof;

(b) *Members*. Each of the Members warrants and represents to the Company that (i) the Common Stock acquired by the Member pursuant to this Agreement was acquired for the Member's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the "**1933 Act**"), or any applicable state securities laws; (ii) the Common Stock will not be disposed of in contravention of the 1933 Act or any applicable state securities laws; (iii) the Member is able to bear the economic risk of its investment in the Common Stock for an indefinite period of time and acknowledges that the shares of Common Stock are subject to transfer restrictions under applicable securities laws and have not been registered under the 1933 Act; (iv) the Member has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Common Stock and has had full access to such other information concerning the Company as the Member has requested; (v) the offer and sale of the Common Stock has not been accomplished by the publication of any advertisement; (vi) the Member is the lawful owner of and has the right to use and transfer to the Company the Membership Interests and the transfer of the Membership Interests to the Company pursuant to this Agreement will vest good and marketable title to the Membership Interests in the Company, free and clear of all liens, deeds of trust, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances, or claims of any kind or nature whatsoever; and (vii) no consent, approval or authorization of any third party is required in connection with the transfer of the Membership Interests to the Company as contemplated by this Agreement.

5. Delivery. Each of the Members shall deliver to the Company its Membership Interests and, the Company shall deliver to each of the Members a certificate or certificates representing the Common Stock of the Company issued to the Members hereunder.

6. Miscellaneous.

(a) *Assignment*. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(b) *Applicable Law*. This Agreement shall be construed in accordance with and governed by the laws of the State of California, excluding any provision which would require the use of the laws of any other jurisdiction.

(c) *Entire Agreement, Amendments and Waivers*. This Agreement constitutes the entire agreement of the parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any party hereto unless set forth in a document duly executed by such party or an authorized agent or such party.

(d) *Further Assurances*. If at any time after the date first written above, the Company shall consider that any assignments, transfers, deeds or other assurances in law are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Company, title to the Membership Interests or any property or rights of TGA, TGA and its Members shall execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to the Membership Interests and such property or rights in the Company, and the officers and directors of the Company are fully authorized in the name of TGA or its Members or otherwise to take any and all such action.

(e) *Faxed Copies*. For purposes of this Agreement, a faxed signature shall constitute an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THE COMPANY

Golfers Incorporated

Michael F. Abram, President

TGA

TGA Media, LLC

Derrick H. Dobbin, Manager

Stephen V. Abram, Manager

MEMBERS OF TGA

DH Dobbin Consulting, Inc.

Derrick H. Dobbin, President

WG Chase, LLC

Stephen V. Abram, Manager

Michael F. Abram

EXHIBIT A

Members	Membership Interests	Common Stock
DH Dobbin Consulting, Inc.	10%	500,000
WG Chase, LLC		
Michael F. Abram	45%	2,250,000
Stephen V. Abram	45%	2,250,000
TOTAL	**100%**	**5,000,000**